CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 21, 2008, relating to the financial statements and financial highlights which appears in the December 31, 2007 Annual Report to Shareholders of Advance Capital I, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references into us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Columbus, Ohio
April 30, 2008